INVESCO ADVISOR FUNDS, INC.
                                 (the "Company")

                           PLAN PURSUANT TO RULE l8f-3
                                    under the
                         INVESTMENT COMPANY ACT OF 1940
                                    The Plan

I. Introduction

      As required by Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act"), this Plan describes the multiclass system for the Company, including the separate class arrangements for distribution of shares and any related exchange privileges applicable to the classes.

      Upon the effective date of this Plan, the Company elects to offer multiple classes of shares, as described herein, pursuant to Rule 18f-3 and this Plan.

II. The Multi-Class System

      Each series of the Company (each, a "Portfolio," collectively, the "Portfolios") shall offer two classes of shares, Class A and Class C. The Company consists of the following seven Portfolios: Equity Portfolio, Income Portfolio, Flex Portfolio, MultiFlex Portfolio, Real Estate Portfolio, International Value Portfolio and Cash Management Portfolio. Shares of each class of a Portfolio shall represent an equal pro rata interest in that Portfolio and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement; and (c) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class and as required by applicable law, regulation or regulatory policy. In addition, Class C and Class A shares shall have the features described in Sections A, B, and C, below.

A. Sales Charge Structure

      1. Class A Shares. Class A shares of each Portfolio (except such shares of the Cash Management Portfolio) shall be offered at the then-current net asset value plus a front-end sales charge in such amount as is disclosed in the current prospectus for that Fund, including any prospectus supplements, and shall be subject to such reductions and waivers as are determined or approved by the Company's Board of Directors. Class A Shares of the Cash Management Portfolio shall be offered at the then-current net asset value without a front-end sales charge. Class A shares shall generally not be subject to a contingent deferred sales charge, provided, however, that such a charge may be imposed in such cases as the Board may approve and as disclosed in a future
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prospectus or  prospectus  supplement  for the Company.  Class A shares shall be distinguished from Class C shares by the relative rates of front-end and contingent deferred sales charges and fees under the Plan of Distribution (see below) applicable to each class.

      2. Class C Shares. Class C shares of each Portfolio shall be offered at the then-current net asset value without a front-end sales charge, provided, however, that such a charge may be imposed in such cases as the Board may approve and as disclosed in a future prospectus or prospectus supplement for the Company. Class C shares (except such shares of the Cash Management Portfolio) shall be subject to a contingent deferred sales charge in such amount as is disclosed in the current prospectus for the Company, including any prospectus supplements, and shall be subject to such reductions and waivers as are determined or approved by the Company's Board of Directors. Class C shares shall be distinguished from Class A shares by the relative rates of front-end and contingent deferred sales charges and fees under the Plan of Distribution (see below) applicable to each class.

B. Plans of Distribution

      The Company has adopted a Plan of Distribution pursuant to Rule 12b-1 with respect to each class of shares of each Portfolio, except the Cash Management Portfolio, containing the following terms:

      1. Class A Shares. Class A shares of each Portfolio, except the Cash Management Portfolio, shall reimburse the Distributor for costs and expenses incurred in connection with distribution and marketing of shares of the Company, as provided in the Plan of Distribution, subject to an annual limit of 0.25% of the average daily net assets of a Portfolio attributable to its Class A shares, provided that up to 0.25% of such average daily net assets may be designated out of such reimbursements as a "service fee," as defined in rules and policy statements of the National Association of Securities Dealers.

      2. Class C Shares. Class C shares of each Portfolio, except the Cash Management Portfolio, shall reimburse the Distributor for costs and expenses incurred in connection with distribution and marketing of shares of the Company, as provided in the Plan of Distribution, subject to an annual limit of 1.00% of the average daily net assets of a Portfolio (0.60% in the case of Income Portfolio) attributable to its Class C shares, provided that up to 0.25% of such average daily net assets may be designated out of such reimbursements as a "service fee," as defined in rules and policy statements of the National Association of Securities Dealers.

C. Allocation of Income and Expenses

1. General

a. Daily Dividend Funds

      Portfolios that declare distributions of net investment income daily and that maintain the same net asset value per share in each class ("Daily Dividend Funds") will allocate gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) to each class on the basis of relative net assets (settled shares). "Relative net assets (settled shares)," for this purpose, are net assets valued in accordance with generally accepted accounting principles but excluding the value of

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subscriptions  receivable, in relation to the net assets of the particular Daily
Dividend Fund. Expenses to be so allocated also include expenses of the Company that are allocated to a Portfolio and are not attributable to a particular Portfolio or class of a Portfolio ("Company Expenses") and expenses of the particular Portfolio that are not attributable to a particular class of the Portfolio ("Portfolio Expenses"). Company Expenses include, but are not limited to, Directors' fees. Portfolio expenses include advisory fees and operating service fees.

b. Non-Daily Dividend Funds

      The gross income, realized and unrealized capital gains and losses of each Portfolio, other than the Daily Dividend Funds, as well as Company Expenses and Portfolio Expenses, shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Portfolio.

Each class shall also bear its Class Expenses.

2. Class Expenses

      Expenses attributable to a particular class ("Class Expenses") shall include Distribution plan expenses, which must be allocated to the class for which they are incurred.

      Other expenses may be allocated as Class Expenses, but only if the Company's President and Treasurer have determined, subject to Board approval, that such category of expense will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended ("Code").

      In the event a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Company Expense or Portfolio Expense, and in the event a Company Expense or Portfolio Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval by the Board of Directors.

3. Waivers or Reimbursements of Expenses

      Expenses may be waived or reimbursed by the Adviser, a Manager, the Distributor or any other provider of services to a Portfolio or the Company, without the prior approval of the Board of Directors, to the extent such waivers are consistent with applicable law, including the Internal Revenue Code.

D. Exchange and Conversion Privileges

      Shareholders of a Portfolio may exchange shares of a particular class for shares of the same class in another Portfolio at relative net asset value and with no sales charge, provided the shares to be acquired in the exchange are qualified for sale in the shareholder's state of residence and subject to the applicable requirements as to minimum amount, except that shareholders of Class A shares of the Cash Management Portfolio may exchange their shares for Class A shares of another Portfolio at relative net asset value plus any applicable sales charge.

      There are currently no provisions for the automatic conversion of shares from one class to another.

E. Board Review

1. Initial Approval

      The Board of Directors, including a majority of the Directors who are not interested persons (as defined in the 1940 Act) of the Company or a Portfolio ("Independent Directors"), at a meeting held August 13, 1996, initially approved the Plan based on a determination that the Plan is in the best interests of each class and Portfolio individually and of the Company. Their determination was based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan.

2. Approval of Amendments

      The Plan may not be amended materially unless the Board of Directors, including a majority of the Independent Directors, have found that the proposed amendment, including any proposed related expense allocation, is in the best interests of each class and Portfolio individually and of the Company. Such finding shall be based on information requested by the Board and furnished to them which the Board deems reasonably necessary to evaluate the proposed amendment.

3. Periodic Review

      The Board shall review reports of such information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

F. Contracts

      Any agreement related to the Multi-Class System shall require the parties thereto to furnish to the Board of Directors, upon their request, such information as is reasonably necessary to permit the Directors to evaluate the operation of the Plan or any proposed amendment to it.

G. Effective Date

      The Plan, having been reviewed and approved by the Board of Directors and by a majority of the Independent Directors as indicated in Section E.1. of the Plan, shall take effect as of August 13, 1996.

H. Amendments

      The Plan may not be amended to modify materially its terms unless such amendment has been approved in the manner specified in Section E.2. of the Plan.

Effective Date: August 13, 1996
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